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                                                                      EXHIBIT 21

                            PARENTS AND SUBSIDIARIES

     There are no parents of the Corporation. There is no subsidiary for which separate financial statements are filed. The following list includes the Corporation and its subsidiaries, all of which are included, in the consolidated financial statements.

                                        State or          Percentage of
                                       Country of       Voting Securities
Name                                 Incorporation   Owned by the Corporation
----                                 -------------   ------------------------
Oneida Ltd.                            New York                 --

Buffalo China, Inc.                    New York                100

Delco International, Ltd.              New York                100

Encore Promotions, Inc.                New York                100

Kenwood Silver Company, Inc.           New York                100

Oneida Australia Pty Ltd.              Australia               100

Oneida Canada, Limited                  Canada                 100

Oneida International, Inc.             Delaware                 97

Oneida Mexicana, S.A. de C.V.           Mexico                 100

Oneida, S.A. de C.V.                    Mexico                 100

Oneida Silversmiths, Inc.              New York                100

Oneida U.K. Limited                    England                 100

Sakura, Inc.                           New York                100

THC Systems, Inc.                      New York                100


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